Exhibit 5.1

March 3, 2025

Repare Therapeutics Inc.

7171 Frederick-Banting Street, Building 2, Suite 270

Saint-Laurent, Québec

H4S 1Z9

Dear Sirs/Mesdames:

Re: Repare Therapeutics Inc.—Registration Statement on Form S-8

We have acted as Canadian counsel to Repare Therapeutics Inc. (the “Corporation”), a corporation governed on the date of this opinion by the Business Corporations Act (Québec), in connection with the registration of 2,550,642 common shares of the Corporation, consisting of: (i) 2,125,535 common shares of the Corporation (the “2020 Plan Shares”) issuable pursuant to the Corporation’s 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 425,107 common shares of the Corporation (the “ESPP Shares” and, collectively with the 2020 Plan Shares, the “Shares”) issuable pursuant to the Corporation’s 2020 Employee Share Purchase Plan (the “ESPP” and, collectively with the 2020 Plan, the “Incentive Plans”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed on March 3, 2025 with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined the Registration Statement, the Incentive Plans and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec. This opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares shall have been issued pursuant to and in accordance with the terms of the Incentive Plans, the Shares will be validly issued, fully paid and non-assessable.

Where this opinion refers to any of the Shares as being issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid or provided.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP